Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong Fourth Quarter and Full Fiscal 2019 Results
ATLANTA, November 13, 2019 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2019.
“We finished fiscal 2019 with a strong fourth quarter, positioning us for growth in revenue, profitability and returns in the coming year,” said Allan P. Merrill, Chairman and CEO of Beazer Homes. “Operational improvements in sales pace, community count and gross margins reflected the decisive actions we took to combat challenging market conditions in the first and second quarters. We also made improvements to our balance sheet during the year. We returned nearly $90 million to investors and accessed the capital markets, which allowed us to reduce debt, cut interest expense significantly, extend maturities, and buy back approximately 10% of our outstanding shares at prices well below book value.”
“Looking forward, we believe these operational and capital structure improvements will accelerate our progress toward our multi-year balanced growth objectives, which include achieving double digit returns on our assets and reducing debt below $1 billion.”
Beazer Homes Fiscal Fourth Quarter 2019 Highlights and Comparison to Fiscal Fourth Quarter 2018

•	Net income from continuing operations of $2.5 million, compared to net income from continuing operations of $60.5 million in fiscal fourth quarter 2018

•	Adjusted EBITDA of $82.1 million, down 8.9%

•	Homebuilding revenue of $733.0 million, up 1.5% on a 1.5% decrease in home closings to 2,014 and a 3.0% increase in average selling price to $383.8 thousand

•
Homebuilding gross margin, excluding impairments and abandonments, was 15.2%, down 210 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 19.9%, down 170 basis points

•	SG&A as a percentage of total revenue was 9.5%, down 60 basis points year over year

•	Unit orders of 1,458, up 11.7% on a 3.7% increase in average community count to 168 and a 7.7% increase in sales/community/month to 2.9

•	Dollar value of backlog of $665.1 million, up 5.9%

•	Unrestricted cash at quarter end was $106.7 million; total liquidity was $356.7 million
Beazer Homes Fiscal 2019 Highlights and Comparison to Fiscal 2018

•
Net loss from continuing operations of $79.4 million. Excluding inventory impairments and abandonments, and loss on debt extinguishment, the Company generated net income from continuing operations of $38.7 million

•	Adjusted EBITDA of $180.2 million, down 12.0%

•	Homebuilding revenue of $2.1 billion, flat year over year

•	5,500 new home deliveries, down 4.6%

•	Average selling price of $377.7 thousand, up 4.8%

•
Homebuilding gross margin, excluding impairments and abandonments, was 15.2%, down 160 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 19.7%, down 150 basis points

•	SG&A as a percentage of total revenue was 11.6%, down 20 basis points

•	Unit orders of 5,576, up 0.6% on a 6.3% increase in average community count to 166 and a 5.4% decrease in sales/community/month to 2.8

The following provides additional details on the Company's performance during the fiscal fourth quarter 2019:
Orders. Net new orders for the fourth quarter increased 11.7% from the prior year, to 1,458, exceeding our expectations as a result of healthy demand. The increase in net new orders was driven by a 3.7% increase in average community count to 168. The cancellation rate for the quarter was 16.3%, down 520 basis points from the previous year.
Backlog. The dollar value of homes in backlog as of September 30, 2019 increased 5.9% to $665.1 million, or 1,708 homes, compared to $628.0 million, or 1,632 homes, at the same time last year. The average selling price of homes in backlog was $389.4 thousand, up 1.2% year over year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $773.0 million, up 1.5% from the same period last year. The average selling price rose 3.0% to $383.8 thousand, offset by an 1.5% decrease in home closings to 2,014 homes.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 19.9% for the fourth quarter, ahead of our expectations by about half a point and down 170 basis points from the same period in fiscal 2018. The decline in year-over-year gross margin is attributed to the softening of demand for new homes in many of our markets during the first half of FY 2019.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue, were 9.5% for the quarter, down 60 basis points compared to the prior year. On an absolute dollar basis, SG&A was down $3.4 million year over year.
Profitability. Net income from continuing operations was $2.5 million, generating diluted earnings per share of $0.08. Fourth quarter adjusted EBITDA of $82.1 million was down $8.0 million compared to the same period last year.
Liquidity. At the close of the fourth quarter, the Company had $356.7 million of available liquidity, including $106.7 million of unrestricted cash and $250.0 million available on its secured revolving credit facility.
Share and Debt Repurchases. The Company retired $23.7 million of its outstanding 7.250% unsecured Senior Notes due 2023 at an average price of $102.417 per $100 principal amount and $6.0 million of its outstanding 5.875% unsecured Senior Notes due 2027 at an average price of $92.250 per $100 principal amount. For fiscal 2019, the Company repurchased $51.3 million of unsecured Senior Notes and $34.6 million of stock. These successful repurchases drove the achievement of our capital allocation goals for fiscal 2019.
Changes in Capital Structure. In September 2019, the Company issued $350.0 million of 7.250% unsecured Senior Notes due 2029 and entered into an unsecured term loan agreement for $150.0 million. The proceeds from the issuance, combined with the principal amount from the term loan and cash on the balance sheet, were used to redeem all $500.0 million of the outstanding 8.750% unsecured Senior Notes due 2022. In addition, the Company executed a Seventh Amendment to the Secured Revolving Credit Facility, which extended the termination date from February 2021 to February 2022 and increased the maximum aggregate amount of commitments from $210.0 million to $250.0 million. These transactions extended our access to liquidity, reduced cash interest expense by approximately $15.0 million annually, and extended our next significant debt maturity to 2025.
Gatherings
The final quarter of fiscal 2019 represented another step forward for our Gatherings business. Fiscal year-over-year, Gatherings experienced an increase in sales in both actively selling communities located in Orlando and Dallas. New communities are under development in Nashville, Houston, Atlanta, and in Dallas, positioning Gatherings for continued growth in fiscal 2020.

Merrill Appointed Chairman; Provencio Appointed Lead Director
As the Company announced in August, Stephen Zelnak, the Company’s current Chairman, will be retiring at the Company’s next annual meeting of stockholders, scheduled for early February 2020. In connection with Mr. Zelnak’s retirement, the Company’s Board of Directors has appointed Allan P. Merrill, the Company’s Chief Executive Officer, to serve as Chairman of the Board, and Norma A. Provencio, an independent director, to serve as Lead Director.
“Allan’s and Norma’s appointments are part of a comprehensive, long-term succession plan that helps ensure the Board continues to have the broad expertise and perspective needed to govern our business and constructively engage with senior management and stakeholders,” said Mr. Zelnak. “We believe Allan and Norma are the right people to lead the next phase of the Company’s balanced growth strategy - they are extraordinary and capable leaders who have the experience, qualities, and skills necessary for their important new roles, and I wish them all the best in the years ahead.”

Summary results for the three and twelve months ended September 30, 2019 are as follows:
Q4 Results from Continuing Operations

	Quarter Ended September 30,
	2019	2018	Change*
New home orders, net of cancellations	1,458	1,305	11.7%
Orders per community per month	2.9	2.7	7.7%
Average active community count	168	162	3.7%
Actual community count at quarter-end	166	160	3.8%
Cancellation rates	16.3%	21.5%	-520 bps

Total home closings	2,014	2,044	(1.5)%
Average selling price (ASP) from closings (in thousands)	$383.8	$372.6	3.0%
Homebuilding revenue (in millions)	$773.0	$761.5	1.5%
Homebuilding gross margin	15.2%	17.2%	-200 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.2%	17.3%	-210 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.9%	21.6%	-170 bps

Income from continuing operations before income taxes (in millions)	$9.5	$41.6	$(32.1)
Expense (benefit) from income taxes (in millions)	$7.0	$(18.9)	$25.9
Net income from continuing operations (in millions)	$2.5	$60.5	$(58.0)
Basic income per share from continuing operations	$0.08	$1.88	$(1.80)
Diluted income per share from continuing operations	$0.08	$1.83	$(1.75)

Loss on debt extinguishment (in millions)	$25.5	$1.9	$23.6

Net income	$2.4	$60.6	$(58.2)

Land and land development spending (in millions)	$106.3	$194.8	$(88.6)

Adjusted EBITDA (in millions)	$82.1	$90.1	$(8.0)
* Change and totals are calculated using unrounded numbers.

Fiscal Year Results from Continuing Operations

	Year Ended September 30,
	2019	2018	Change*
New home orders, net of cancellations	5,576	5,544	0.6%
Orders per community per month	2.8	3.0	(5.4)%
Average active community count	166	156	6.3%
Cancellation rates	16.1%	18.3%	-220 bps

Total home closings	5,500	5,767	(4.6)%
ASP from closings (in thousands)	$377.7	$360.2	4.8%
Homebuilding revenue (in millions)	$2,077.2	$2,077.4	—%
Homebuilding gross margin	9.9%	16.8%	-690 bps
Homebuilding gross margin, excluding I&A	15.2%	16.8%	-160 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.7%	21.2%	-150 bps

(Loss) income from continuing operations before income taxes (in millions)	$(116.6)	$49.4	$(166.1)
(Benefit) expense from income taxes (in millions)	$(37.2)	$94.5	$(131.7)
Net loss from continuing operations (in millions)	$(79.4)	$(45.0)	$(34.4)
Basic and diluted loss per share from continuing operations	$(2.59)	$(1.40)	$(1.19)

(Loss) income from continuing operations before income taxes (in millions)	$(116.6)	$49.4	$(166.1)
Loss on debt extinguishment (in millions)	$24.9	$27.8	$(2.9)
Inventory impairments and abandonments (in millions)	$148.6	$6.5	$142.1
Income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$56.9	$83.7	$(26.8)
Net income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, and one-time tax items (in millions)+	$38.7	$63.8	$(25.1)

Net loss	$(79.5)	$(45.4)	$(34.1)

Land and land development spending (in millions)	$469.9	$635.5	$(165.6)

Adjusted EBITDA (in millions)	$180.2	$204.7	$(24.5)
* Change and totals are calculated using unrounded numbers.
+ For the year ended September 30, 2019, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the tax rate of 31.9%. For the year ended September 30, 2018, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 23.8%, which excludes the impact of remeasurement of our deferred tax assets as a result of the enactment of the Tax Cut and Jobs Act in December 2017 and the release of portions of the valuation allowance on our deferred tax assets.

	As of September 30,
	2019	2018	Change
Backlog units	1,708	1,632	4.7%
Dollar value of backlog (in millions)	$665.1	$628.0	5.9%
ASP in backlog (in thousands)	$389.4	$384.8	1.2%
Land and lots controlled	19,875	24,188	(17.8)%

Conference Call
The Company will hold a conference call on November 13, 2019 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 10:00 PM ET on November 20, 2019 at 888-566-0450 (for international callers, dial 203-369-3608) with pass code “3740.”
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in - saving you money every month. With Beazer’s Choice Plans™, you can personalize your primary living areas - giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan. We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out beazer.com on Facebook, Instagram, and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (iii) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (v) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (viii) our allocation of capital and the cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and ability to otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) our ability to continue to execute and complete our capital allocation plans, including our share and debt repurchase programs; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) the potential recoverability of our deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the impact of information technology failures, cybersecurity issues or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2019	2018	2019	2018
Total revenue	$781,701	$767,945	$2,087,739	$2,107,133
Home construction and land sales expenses	665,404	635,749	1,773,085	1,755,619
Inventory impairments and abandonments	—	6,331	148,618	6,499
Gross profit	116,297	125,865	166,036	345,015
Commissions	29,837	29,777	79,802	81,002
General and administrative expenses	44,608	48,048	161,371	168,658
Depreciation and amortization	5,847	4,578	14,759	13,807
Operating income (loss)	36,005	43,462	(89,896)	81,548
Equity in income (loss) of unconsolidated entities	88	(268)	404	34
Loss on extinguishment of debt, net	(25,494)	(1,935)	(24,920)	(27,839)
Other (income) expense, net	(1,092)	323	(2,226)	(4,305)
Income (loss) from continuing operations before income taxes	9,507	41,582	(116,638)	49,438
Expense (benefit) from income taxes	7,043	(18,902)	(37,217)	94,484
Income (loss) from continuing operations	2,464	60,484	(79,421)	(45,046)
(Loss) income from discontinued operations, net of tax	(35)	121	(99)	(329)
Net income (loss)	$2,429	$60,605	$(79,520)	$(45,375)
Weighted-average number of shares:
Basic	29,545	32,221	30,617	32,141
Diluted	30,169	33,002	30,617	32,141
Basic income (loss) per share:
Continuing operations	$0.08	$1.88	$(2.59)	$(1.40)
Discontinued operations	—	—	(0.01)	(0.01)
Total	$0.08	$1.88	$(2.60)	$(1.41)
Diluted income (loss) per share:
Continuing operations	$0.08	$1.83	$(2.59)	$(1.40)
Discontinued operations	—	0.01	(0.01)	(0.01)
Total	$0.08	$1.84	$(2.60)	$(1.41)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2019	2018	2019	2018
Capitalized interest in inventory, beginning of period	$148,825	$152,182	$144,645	$139,203
Interest incurred	26,464	27,030	103,970	103,880
Capitalized interest impaired	—	(1,961)	(13,907)	(1,961)
Interest expense not qualified for capitalization and included as other expense	(1,309)	(35)	(3,109)	(5,325)
Capitalized interest amortized to home construction and land sales expenses	(37,415)	(32,571)	(95,034)	(91,152)
Capitalized interest in inventory, end of period	$136,565	$144,645	$136,565	$144,645

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$106,741	$139,805
Restricted cash	16,053	13,443
Accounts receivable (net of allowance of $304 and $378, respectively)	26,395	24,647
Income tax receivable	4,935	—
Owned inventory	1,504,248	1,692,284
Investments in unconsolidated entities	3,962	4,035
Deferred tax assets, net	246,957	213,955
Property and equipment, net	27,421	20,843
Goodwill	11,376	9,751
Other assets	9,556	9,339
Total assets	$1,957,644	$2,128,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$131,152	$126,432
Other liabilities	109,429	126,389
Total debt (net of premium of $0 and $2,640, respectively, and debt issuance costs of $12,470 and $14,336, respectively)	1,178,309	1,231,254
Total liabilities	1,418,890	1,484,075
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 30,933,110 issued and outstanding and 33,522,046 issued and outstanding, respectively)	31	34
Paid-in capital	854,275	880,025
Accumulated deficit	(315,552)	(236,032)
Total stockholders’ equity	538,754	644,027
Total liabilities and stockholders’ equity	$1,957,644	$2,128,102

Inventory Breakdown
Homes under construction	$507,542	$476,752
Development projects in progress	738,201	907,793
Land held for future development	28,531	83,173
Land held for sale	12,662	7,781
Capitalized interest	136,565	144,645
Model homes	80,747	72,140
Total owned inventory	$1,504,248	$1,692,284

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2019	2018	2019	2018
Closings:
West region	978	1,016	2,859	2,895
East region	445	418	1,092	1,221
Southeast region	591	610	1,549	1,651
Total closings	2,014	2,044	5,500	5,767

New orders, net of cancellations:
West region	808	639	2,983	2,874
East region	283	235	1,152	1,089
Southeast region	367	431	1,441	1,581
Total new orders, net	1,458	1,305	5,576	5,544

			Fiscal Year Ended September 30,
Backlog units at end of period:			2019	2018
West region			982	858
East region			341	281
Southeast region			385	493
Total backlog units			1,708	1,632
Dollar value of backlog at end of period (in millions)			$665.1	$628.0

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2019	2018	2019	2018
Homebuilding revenue:
West region	$354,880	$357,094	$1,012,977	$999,599
East region	206,939	192,411	506,389	510,710
Southeast region	211,183	212,022	557,879	567,051
Total homebuilding revenue	$773,002	$761,527	$2,077,245	$2,077,360

Revenues:
Homebuilding	$773,002	$761,527	$2,077,245	$2,077,360
Land sales and other	8,699	6,418	10,494	29,773
Total revenues	$781,701	$767,945	$2,087,739	$2,107,133

Gross profit:
Homebuilding	$117,844	$130,634	$206,034	$348,275
Land sales and other	(1,547)	(4,769)	(39,998)	(3,260)
Total gross profit	$116,297	$125,865	$166,036	$345,015

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2019		2018		2019		2018
Homebuilding gross profit/margin	$117,844	15.2%	$130,634	17.2%	$206,034	9.9%	$348,275	16.8%
Inventory impairments and abandonments (I&A)	—		1,005		110,029		1,005
Homebuilding gross profit/margin before I&A	117,844	15.2%	131,639	17.3%	316,063	15.2%	349,280	16.8%
Interest amortized to cost of sales	36,256		32,568		93,875		91,132
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$154,100	19.9%	$164,207	21.6%	$409,938	19.7%	$440,412	21.2%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$2,429	$60,605	$(79,520)	$(45,375)
Expense (benefit) from income taxes	7,034	(18,860)	(37,245)	94,373
Interest amortized to home construction and land sales expenses and capitalized interest impaired	37,415	34,532	108,941	93,113
Interest expense not qualified for capitalization	1,309	35	3,109	5,325
EBIT	48,187	76,312	(4,715)	147,436
Depreciation and amortization and stock-based compensation amortization	8,380	7,144	25,285	24,065
EBITDA	56,567	83,456	20,570	171,501
Loss on extinguishment of debt	25,494	1,935	24,920	27,839
Inventory impairments and abandonments	—	4,370	134,711	4,988
Joint venture impairment and abandonment charges	—	341	—	341
Adjusted EBITDA	$82,061	$90,102	$180,201	$204,669